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                                                                    EXHIBIT 99.1

                           HERITAGE SAVINGS BANK, ssb
                              102 WEST HIGH STREET
                              TERRELL, TEXAS 75160
                                 (972) 563-2657

                      NOTICE OF SPECIAL MEETING OF MEMBERS

                           To be held on ______, 2001

         NOTICE IS HEREBY GIVEN that a special meeting of members of Heritage Savings Bank, ssb, will be held at 102 West High Street, Terrell, Texas, at ___ p.m., Central Time, on _______, 2001, to consider and vote upon:

                  (1) The Plan of Conversion pursuant to which Heritage Bank will reorganize into the stock holding company form of organization as a wholly owned subsidiary of a stock holding company, Heritage Bancshares, Inc., and other transactions provided for in the Plan of Conversion, including the adoption of Amended and Restated Articles of Incorporation and Bylaws for Heritage Bank; and

                  (2) Such other business as may properly come before the special meeting or any adjournment. Except with respect to procedural matters incident to the conduct of the meeting, management is not aware of any other such business.

         The Board of Directors has fixed _______, 2001 as the voting record date for the determination of members of Heritage Bank entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting. Only those members of Heritage Bank of record as of the close of business on the voting record date will be entitled to vote at the special meeting or any postponement or adjournment. The Plan of Conversion must be approved by the affirmative vote of at least a majority of the amount of votes entitled to be cast at the special meeting. If there are not sufficient votes for approval of the Plan of Conversion at the time of the special meeting, the special meeting may be postponed or adjourned to permit further solicitation of the proxies. THE FOLLOWING PROXY STATEMENT AND THE ATTACHED PROSPECTUS CONTAIN A MORE DETAILED DESCRIPTION OF THE PROPOSED REORGANIZATION.

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD(s) WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR VOTE WILL BE COUNTED EVEN IF YOU ARE UNABLE TO ATTEND. FOR A DISCUSSION OF HOW TO REVOKE A PREVIOUSLY GRANTED PROXY, SEE "REVOCABILITY OF PROXIES" ON PAGE 3 IN THE ATTACHED PROXY STATEMENT.

                                      By Order of the Board of Directors



                                      John H. Mackey
                                      President and Chief Executive Officer

Terrell, Texas
_________, 2001


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                           HERITAGE SAVINGS BANK, ssb
                              102 WEST HIGH STREET
                              TERRELL, TEXAS 75160

                                 PROXY STATEMENT
                                     FOR THE
            SPECIAL MEETING OF MEMBERS OF HERITAGE SAVINGS BANK, ssb
                           TO BE HELD ON _______, 2001

         THE BOARD OF DIRECTORS OF HERITAGE BANK AND THE TEXAS SAVINGS AND LOAN DEPARTMENT HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO ITS APPROVAL BY THE MEMBERS OF HERITAGE BANK AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL BY THE TEXAS SAVINGS AND LOAN DEPARTMENT DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE TEXAS SAVINGS AND LOAN DEPARTMENT

PURPOSE OF THE SPECIAL MEETING AND SUMMARY OF TRANSACTION

         This proxy statement, together with the attached prospectus of Heritage Bancshares, Inc., constitutes the proxy statement for, and is being furnished to eligible members of, Heritage Savings Bank, ssb, in connection with the solicitation by the Board of Directors of proxies to be voted at the special meeting of members of Heritage Bank to be held on _______, 2001, at 102 West High Street, Terrell, Texas 75160, at ___ p.m., Central Time, and at any postponement or adjournment of the special meeting. The special meeting is being held for the purpose of considering and voting upon the Plan of Conversion, and the transactions contemplated by and provided for in the Plan of Conversion.

         Heritage Bank's Board of Directors unanimously adopted the Plan of Conversion, pursuant to which Heritage Bank will be converted from a Texas chartered mutual savings bank to a Texas chartered stock savings bank, and will become a subsidiary of Heritage Bancshares, Inc., a Delaware chartered corporation. It is currently intended that all of the capital stock of Heritage Bank will be held by Heritage Bancshares, Inc. The Plan of Conversion has been approved by the Texas Savings and Loan Department subject to, among other things, approval of the Plan of Conversion by Heritage Bank's members at the special meeting.

         Following receipt of all required regulatory approvals, the approval of the members of Heritage Bank entitled to vote on the Plan of Conversion, and the satisfaction of all other conditions precedent to the conversion, Heritage Bank will complete the conversion. After completion of the conversion, Heritage Bank, in its stock form, will continue to conduct its business and operations from the same offices with the same personnel as Heritage Bank conducted prior to the conversion. The conversion will not affect the balances, interest rates or other terms of Heritage Bank's loans or deposit accounts, and the deposit accounts will continue to be issued by the Federal Deposit Insurance Corporation to the same extent as they were prior to the conversion.

         Pursuant to the Plan of Conversion, the conversion will be effected as follows or in any other manner that is consistent with applicable federal and state law and regulations and the intent of the Plan of Conversion:

         - Heritage Bank will organize Heritage Bancshares, Inc. as a Delaware corporation;

         - Heritage Bank will convert its charter to a Texas stock savings bank charter;

         - Heritage Bank will contribute its capital stock to Heritage Bancshares, Inc., and Heritage Bank will become a wholly owned subsidiary of Heritage Bancshares, Inc.; and

         - Heritage Bancshares, Inc. will sell shares of its common stock to certain depositors and others.



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         Heritage Bancshares, Inc. has applied to the Office of Thrift
Supervision to become a savings and loan holding company and to own all of the common stock of Heritage Bank. Heritage Bancshares, Inc. intends to contribute 50% of the net proceeds of the proceeds from the sale of its common stock to Heritage Bank. The conversion will be effected only upon completion of the sale of all of the shares of common stock to be issued pursuant to the Plan of Conversion.

         The Plan of Conversion grants nontransferable rights to subscribe for the shares of common stock in order of priority:

         - Eligible Account Holders who are depositors of Heritage Bank with account balances of $50.00 or more as of the close of business on June 30, 2000;

         -        Heritage Bancshares, Inc.'s employee stock ownership plan;

         - Supplemental Eligible Account Holders who are depositors of Heritage Bank with account balances of $50.00 or more as of the close of business on September 30, 2001; and

         - Other members who are depositors of Heritage Bank as of the close of business on _________, 2001; and

         - Directors, officers and employees of Heritage Bank may purchase, in the aggregate, up to 35% of the shares remaining.

         VOTING IN FAVOR OF OR AGAINST THE PLAN OF CONVERSION INCLUDES A VOTE FOR OR AGAINST THE ADOPTION OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BYLAWS OF HERITAGE BANK.

         IF THE ABOVE PERSONS DO NOT SUBSCRIBE FOR ALL OF THE SHARES OFFERED, WE WILL OFFER THE REMAINING SHARES TO THE GENERAL PUBLIC, GIVING PREFERENCE TO PERSONS WHO RESIDE IN KAUFMAN COUNTY, TEXAS.

         VOTING IN FAVOR OF THE PLAN OF CONVERSION WILL NOT OBLIGATE YOU TO PURCHASE ANY COMMON STOCK. SIMILARLY, VOTING AGAINST THE PLAN OF CONVERSION WILL NOT PRECLUDE YOU FROM PURCHASING ANY COMMON STOCK.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE PLAN OF CONVERSION.

VOTING RIGHTS AND VOTES REQUIRED FOR APPROVAL

         The Board of Directors has fixed _____________, 2001 as the voting record date for the determination of members entitled to notice of and to vote at the special meeting and at any postponement or adjournment of the special meeting. All of Heritage Bank's depositors are members of Heritage Bank. The Plan of Conversion must be approved by the affirmative vote of at least a majority of the amount of votes entitled to be cast at the special meeting. The matter to adjourn the special meeting, if necessary, must be approved by the affirmative vote of a majority of the votes cast at the special meeting.

         Each depositor member as of the voting record date will be entitled at the special meeting to cast one vote per $100, or fraction thereof, of the aggregate withdrawal value of all of such member's deposit accounts in Heritage Bank as of the voting record date. No member may cast more than 1,000 votes at such special meeting. In general, accounts held in different ownership capacities will be treated as separate accounts for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in their own name, each person would be entitled to 1,000 votes for the separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. Heritage Bank's records indicate that as of the voting record date, there were approximately ______ members entitled to cast a total of _______ votes at the special meeting.

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         Deposits held in trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are delegated under the trust instrument or other governing document or applicable law. In the case of IRA and Qualified Plan accounts established at Heritage Bank, the beneficiary may direct the trustee's vote on the Plan of Conversion by returning a completed proxy card to Heritage Bank. If no proxy card is returned, Heritage Bank, as trustee, will not vote on the adoption of the Plan of Conversion on behalf of such beneficiary.

STOCK PURCHASE PRIORITIES

         Rights to subscribe for Heritage Bancshares, Inc. common stock have been granted on a priority basis in a subscription offering to certain members of Heritage Bank and the employee stock ownership plan of Heritage Bank. Voting members should be aware that only those voting members who are Eligible Account Holders as of June 30, 2000 will have first priority to purchase stock in the offering. In the event there is an oversubscription in the subscription offering, voting members who are not also Eligible Account Holders or Supplemental Eligible Account Holders may not have an opportunity to purchase stock in the offering.

PROXIES

         If you are a member of Heritage Bank as of the voting record date you may vote at the special meeting or at any postponement or adjournment thereof in person or by proxy. Enclosed is a proxy card which you may use to vote on the Plan of Conversion. All properly executed proxies received by Heritage Bank will be voted in accordance with the instructions indicated by the member giving such proxies. IF NO INSTRUCTIONS ARE GIVEN, EXECUTED PROXIES WILL BE VOTED FOR ADOPTION OF THE PLAN OF CONVERSION.

REVOCABILITY OF PROXIES

         You may revoke your proxy at any time before it is voted by filing written revocation of the proxy with the Secretary of Heritage Bank, by submitting a duly executed proxy bearing a later date or by attending and voting in person at the special meeting or any postponement or adjournment of the special meeting. Your presence at the special meeting will not revoke a proxy unless a written revocation is filed with the Secretary of Heritage Bank prior to the voting of such proxy. The proxies being solicited by the Board of Directors of Heritage Bank are only for use at the special meeting and at any adjournment of the special meeting and will not be used for any other meeting.

SOLICITATION OF PROXIES AND TABULATION OF THE VOTE

         To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by our officers, directors or employees, by telephone or through other forms of communication and, if necessary, the special meeting may be adjourned to a later date. Such persons will be reimbursed by us for their reasonable out-of-pocket expenses incurred in connection with such solicitation. We have retained Keefe, Bruyette and Woods, Inc. to provide financial and marketing advisory services for the offerings. See "The Conversion
- Marketing Arrangements" in the Prospectus on page __. Heritage Bank will bear all costs associated with proxy solicitation and vote tabulation.

REASONS FOR REORGANIZATION

         In adopting the Plan of Conversion, the Board of Directors believed that the decline in mutuality was placing mutual savings associations such as Heritage Bank at a competitive disadvantage to the increasing number of stock thrift and commercial bank institutions. The Board believed that the additional capital provided by converting to stock form would establish a larger capital base to support Heritage Bank's lending and investment activities and possible expansion particularly when compared to mutuality. The added operational and organizational flexibility of the stock form of organization and, in particular, the ability to increase its capital base, led the Board of Directors to conclude that the full conversion to stock form was in the best interests of Heritage Bank and its members and customers.


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         See "The Conversion - Purposes of Conversion" and "-Effects of
Conversion" beginning on page __ in the Prospectus for a further discussion of the basis upon which the Board of Directors determined to undertake the proposed conversion. As more fully discussed in those sections and in other sections of the Prospectus, the Board of Directors believes that the Plan of Conversion is in the best interest of Heritage Bank, its members and the communities it serves.

BENEFITS TO MANAGEMENT FROM THE OFFERING

         Our full-time employees will benefit from the offering through our employee stock ownership plan. This plan will buy shares of stock with a portion of the net proceeds of the offering and then allocate the stock to employees over a period of time, at no cost to the employees. You can find more information about our employee stock ownership plan by reading the section of Prospectus entitled "Management - New Stock Benefit Plans - Employee Stock Ownership Plan." Following the conversion, we also intend to implement a restricted stock plan and a stock option plan, which will benefit our officers and directors. These two plans will not be implemented unless we receive stockholder approval of the plans at least six months after the conversion. If our restricted stock plan is approved by stockholders, our executive officers and directors will be awarded shares of common stock at no cost to them. If our stock option plan is approved by stockholders, stock options will be granted at no cost to directors and officers, but such persons will be required to pay the applicable exercise price at the time of exercise in order to receive the shares of common stock.

         The following table summarizes the benefits that directors, officers and employees may receive from the conversion at the midpoint of the offering range:

                                                       % OF                                    VALUE OF SHARES
                                                  SHARES SOLD IN       VALUE OF SHARES         BASED ON MAXIMUM
                          INDIVIDUALS ELIGIBLE          THE           BASED ON MIDPOINT     OF OFFERING RANGE, AS
PLAN                        TO RECEIVE AWARDS        OFFERING         OF OFFERING RANGE            ADJUSTED
----------------------  ------------------------  -----------------  ---------------------  ------------------------
Employee stock
  ownership plan......   All employees                        8.0%               $304,000                 $402,040

Restricted stock         Officers and
  plan................     selected employees                 4.0                 152,000                  201,020

Stock option             Directors, officers and
  plan................     selected employees                10.0                      (1)                      (1)

         -----------------------

         (1) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. A stock option will have no value unless the price of our stock increases during the life of the stock option.

         Heritage Bancshares, Inc. intends to enter into three-year employment agreements with John H. Mackey, the President and Chief Executive Officer and Christi Thompson, the Executive Vice President, Chief Operating Officer and Chief Financial Officer of Heritage Bancshares, Inc. and Heritage Bank. The agreements provide that Mr. Mackey and Ms. Thompson would receive severance payments equal to three times their average compensation if Heritage Bancshares, Inc. is acquired and he or she loses his or her job after the acquisition. If severance was required to be paid in 2001 after completion of the conversion, then Mr. Mackey would receive a severance payment of approximately $270,000 and Ms. Thompson $225,000.


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PROPOSED MANAGEMENT PURCHASES

         Heritage Bancshares, Inc.'s directors and officers, and their associates propose to purchase approximately 63,000 shares of Heritage Bancshares, Inc.'s common stock or 16.59% based on the midpoint of the offering range.

RISK FACTORS

         See "Risk Factors" beginning on page __ in the Prospectus for a discussion of certain factors that should be considered by prospective investors, including, among other factors, the potential for a low return on equity following the conversion, the uncertainty as to future growth opportunities, the dilutive effect of the issuance of additional shares of common stock, the potential effects of changes in interest rates and the current interest rate environment, risks related to commercial and construction loans, competition, Heritage Bank's geographic concentration of loans, certain anti-takeover provisions, the limited market for the common stock, and a possible increase in the number of shares issued in the conversion.

         CERTAIN ANTI-TAKEOVER CONSIDERATIONS. Certain provisions in Heritage Bancshares, Inc.'s certificate of incorporation and bylaws and Delaware law and regulations as well as the anticipated stock ownership levels of Heritage Bank's management will provide certain additional anti-takeover provisions. See "Risk Factors - Our Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers" in the Prospectus.

         Upon completion of the conversion, Heritage Bancshares, Inc.'s Board of Directors will be elected by its stockholders. Heritage Bancshares, Inc.'s Bylaws includes certain advance notice and other requirements which a stockholder must comply with in order to make nominations for directors or to make stockholder proposals for matters to be considered at meetings of stockholders.

INTERPRETATION, AMENDMENT AND TERMINATION

         All interpretations of the Plan of Conversion will be made by a majority of Heritage Bank's Board of Directors. The Plan may be amended by the Board of Directors at any time prior to the solicitation of proxies from members of Heritage Bank. After the solicitation of proxies, any amendment to the Plan by the Board of Directors requires the concurrence of the Commissioner of the Texas Savings and Loan Department and the non-objection of the Federal Deposit Insurance Corporation. The Plan will terminate if the sale of common stock is not completed within 24 months from the date of the special meeting.

EFFECT OF THE CONVERSION

         After the conversion, Heritage Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff. Heritage Bank has no present plans to materially expand or change its business after the conversion. See "The Conversion - Effects of Conversion" beginning on page __ in the Prospectus.

REGULATORY APPROVALS

         Various approvals of the Texas Savings and Loan Department are required in order to consummate the conversion. The Texas Savings and Loan Department approved the Plan of Conversion, subject to approval by Heritage Bank's members and other standard conditions. The Office of Thrift Supervision has also approved our holding company application, subject to certain standard conditions. In addition, the FDIC has issued its conditional non-objection to the Plan and the conversion.

         We are required to make certain filings with state securities regulatory authorities in connection with the issuance of common stock in the conversion.

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LIQUIDATION AND VOTING RIGHTS

         If Heritage Bank were to liquidate, all claims of Heritage Bank's creditors (including those of depositors, to the extent of their deposit balances) would be paid first. Thereafter, if there were any assets remaining, members of Heritage Bank would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Heritage Bank immediately prior to liquidation. In the unlikely event that Heritage Bank were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "The Conversion - Liquidation Rights"), with any assets remaining thereafter distributed to us as the holder of Heritage Bank's capital stock.

         When we complete the conversion, depositors will cease to be members and will no longer be entitled to vote at meetings of Heritage Bank. After the conversion, all voting rights in Heritage Bank will be vested in Heritage Bancshares, Inc., as the sole stockholder of Heritage Bank. Exclusive voting rights with respect to Heritage Bancshares, Inc., will be vested in the holders of common stock.

ADDITIONAL INFORMATION

         A copy of the Plan of Conversion, the proposed Amended and Restated Articles of Incorporation and Bylaws of Heritage Bank and the proposed Delaware Certificate of Incorporation and Bylaws of Heritage Bancshares, Inc. are available without charge from Heritage Bank. Requests for copies of any such documents should be directed to: John H. Mackey, President, Heritage Savings Bank, ssb, 102 West High Street, Terrell, Texas 75160, telephone number (972) 563-2657.

         THE ATTACHED PROSPECTUS IS AN INTEGRAL PART OF THIS PROXY STATEMENT AND CONTAINS DETAILED INFORMATION ABOUT HERITAGE BANK, HERITAGE BANCSHARES, INC., THE CONVERSION, INCLUDING, THE RIGHTS OF ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS TO SUBSCRIBE FOR SHARES OF HERITAGE BANCSHARES, INC. COMMON STOCK. MEMBERS AS OF THE VOTING RECORD DATE ARE URGED TO CONSIDER SUCH INFORMATION CAREFULLY PRIOR TO SUBMITTING THEIR PROXIES.

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